Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALPHAEON CORPORATION

Alphaeon Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that:

FIRST. The name under which the Corporation was originally incorporated is Alphaeon Corporation.

SECOND. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on February 24, 2012. A First Amended and Restated Certificate of Incorporation was filed May 7, 2013, a Certificate of Amendment was filed September 24, 2013, a Certificate of Amendment was filed on June 3, 2014, and a Certificate of Amendment was filed November 19, 2014. A Second Amended and Restated Certificate of Incorporation was filed January 14, 2015. A Third Amended and Restated Certificate of Incorporation was filed November 5, 2015, a Certificate of Amendment was filed December 10, 2015, a Certificate of Amendment was filed on January 6, 2016, and a Certificate of Amendment was filed July 25, 2016. The Certificate of Incorporation of the Corporation as heretofore amended is hereby amended and restated pursuant to Sections 228, 242 and 245 of the General Corporation Law. All amendments to the Certificate of Incorporation reflected herein (this “Restated Certificate’’) have been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of such Sections. As required by Section 228 of the General Corporation Law, the Corporation has given written notice of the amendments reflected herein to all stockholders who did not consent in writing to these amendments.

THIRD. The Certificate of Incorporation of the Corporation shall be amended and restated to read in full as follows:

I.

The name of this corporation is Alphaeon Corporation (the “Corporation”).

II.

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

A. Classes of Stock and Authorized Shares. The Corporation is authorized to issue two classes of stock to be designated, respectively. Common Stock, par value $0.0001 per share (the “Common Stock”), and Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). The total number of shares which the Corporation is authorized to issue is Two Hundred Fifty Two Million One Hundred Sixteen Thousand Eighty Five (252,116,085) shares, of which Two Hundred Seven Million Four Hundred Fifty Thousand Fifty (207,450,050) shares shall be Common Stock, and Forty Four Million Six Hundred Sixty Six Thousand Thirty Five (44,666,035) shares shall be Preferred Stock, of which Seven Million Three Hundred Ninety Three Thousand Three Hundred Thirty Three (7,393,333) shares are hereby designated “Series A Preferred Stock” (the “Original Series A Preferred Stock”). Four Million One Hundred Seven Thousand Four Hundred Fourteen (4,107,414) shares are hereby designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred Stock”). Four Million Eight Hundred Forty Six Thousand Seven Hundred Fifty (4,846,750) shares are hereby designated “Series A-2 Preferred Stock” (the “Series A-2 Preferred Stock”). Twenty Million Five Hundred Twenty Thousand Six Hundred Seventy Eight (20,520,678) shares are hereby designated “Series B Preferred Stock” (the “Original Series B Preferred Stock”). One Hundred Thirty Six Thousand Eight Hundred Five (136,805) shares are hereby designated “Series B-1 Preferred Stock” (the

“Series B-1 Preferred Stock”), and Seven Million Six Hundred Sixty One Thousand Fifty Five (7,661,055) shares are hereby designated “Series B-2 Preferred Stock” (the “Series B-2 Preferred Stock”). As used herein, “Series A Preferred Stock” shall mean shares of the Original Series A Preferred Stock, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock and “Series B Preferred Stock” shall mean the Original Series B Preferred Stock, the Series B-1 Preferred Stock and the Series B-2 Preferred Stock.

Upon the effectiveness of the filing with the Secretary of State of the State of Delaware (the “Effective Time”) of this Restated Certificate, each share of the Corporation’s then issued and outstanding Class A Common Stock shall automatically be converted and reclassified into one share of Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Corporation’s Class A Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Common Stock into which such share of Class A Common Stock has been reclassified pursuant to the immediately preceding sentence.

B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B). Except as otherwise expressly provided herein or required by applicable law, shares of Original Series A Preferred Stock and Series A-1 Preferred Stock, and shares of Original Series B Preferred Stock and Series B-1 Preferred Stock, shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation, dividends and distributions.

1. Dividend Provisions.

(a) The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, on a pari passu basis and prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities ranking on a parity with the Common Stock) on the Series A Preferred Stock, or Common Stock of this Corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, on a pari passu basis and prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities ranking on a parity with the Common Stock) on the Common Stock of this Corporation, at the applicable Dividend Rate, payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. Declared but unpaid dividends with respect to a share of Preferred Stock shall, upon conversion of such share to Common Stock, be paid to the extent assets are legally available therefor either in cash or Common Stock (valued at the fair market value on the date of payment as determined by the Board of Directors of this Corporation). The holders of the outstanding Series A Preferred Stock or Series B Preferred Stock can waive any dividend preference that they shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of the shares of Series A Preferred Stock or Series B Preferred Stock, voting separately as a single class (as applicable) then outstanding, voting on an as-converted-to-Common-Stock-basis determined by using the applicable initial Conversion Prices (as set forth in Section B.4(a) and as subsequently adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Preferred Stock) (the “Preferred Majority”). For purposes of this Section B.1(a), “Dividend Rate” shall mean $0.4382 per calendar year for each share of Series A Preferred Stock and $0.5847768 per calendar year for each share of Series B Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such shares).

After payment of such dividends (if any), any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Series A Preferred Stock and Series B Preferred Stock were converted to Common Stock pursuant to Section B.4 at the applicable Conversion Price (as defined in Section B.4(a)(iii)).

(b) California Corporations Code (“CCC”) Sections 502 and 503 shall not apply with respect to payments and distributions on shares junior to the Series B-2 Preferred Stock as they relate to (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right; (iii) repurchases of Common Stock in connection with the settlement of disputes with any shareholder; or (iv) any other repurchase or redemption of Common Stock approved by the written consent of the holders of at least a Preferred Majority.

2. Liquidation Preference.

(a) Subject to Sections B.2(b) and B.4(a), in the event of any Liquidation Event (as defined below), either voluntary or involuntary:

(i) the holders of Series B-2 Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds’’) to the holders of Series A-2 Preferred Stock, Original Series B Preferred Stock, Series B-1 Preferred Stock, Original Series A Preferred Stock, Series A-1 Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the Series B Original Issue Price (as defined below) for the Series B-2 Preferred Stock then held by them, plus declared but unpaid dividends on each such share (the “Series B-2 Liquidation Preference”). If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series B-2 Preferred Stock shall be insufficient to permit the payment to such holders of the full Series B-2 Liquidation Preference, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series B-2 Preferred Stock in proportion to the full amount of the Series B-2 Liquidation Preference that each such holder is otherwise entitled to receive under this Section 2(a)(i). For purposes of this Restated Certificate, “Series B Original Issue Price” shall mean $7.3097 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such shares);

(ii) subject to the payments set forth in Section 2(a)(i) above, the holders of Series A-2 Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any distribution of the Proceeds of such Liquidation Event to the holders of Original Series B Preferred Stock, Series B-1 Preferred Stock, Original Series A Preferred Stock, Series A-1 Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price (as defined below) for the Series A-2 Preferred Stock then held by them, plus declared but unpaid dividends on each such share (the “Series A-2 Liquidation Preference”). If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series A-2 Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A-2 Liquidation Preference, then the remaining Proceeds (after distributions pursuant to Section 2(a)(i) above) legally available for distribution to the holders of the Series A-2 Preferred Stock shall be distributed ratably among the holders of the Series A-2 Preferred Stock in proportion to the full amount of the Series A-2 Liquidation Preference that each such holder is otherwise entitled to receive under this Section 2(a)(ii). For purposes of this Restated Certificate, “Series A Original Issue Price” shall mean $5.4779 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such shares);

(iii) subject to the payments set forth in Section 2(a)(i) and (ii) above, the holders of Original Series B Preferred Stock and Series B-l Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any distribution of the Proceeds of such Liquidation Event to the holders of Original Series A Preferred Stock, Series A-1 Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the Series B Original Issue Price for the Original Series B Preferred Stock and Series B-1 Preferred Stock then held by them, plus declared but unpaid dividends on each such share (the “Series B Liquidation Preference”). If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Original Series B Preferred Stock and Series B-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full Series B Liquidation Preference, then the remaining Proceeds (after distributions pursuant to Sections 2(a)(i) and (ii) above) legally available for distribution to the holders of the Original Series B Preferred Stock and Series B-1 Preferred Stock shall be distributed ratably among the holders of the Original Series B Preferred Stock and Series B-1 Preferred Stock in proportion to the full amount of the Series B Liquidation Preference that each such holder is otherwise entitled to receive under this Section 2(a)(iii); and

(iv) subject to the payments set forth in Section 2(a)(i), (ii) and (iii) above, the holders of Original Series A Preferred Stock and Series A-1 Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any distribution of the Proceeds of such Liquidation Event to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price for the Original Series A Preferred Stock and Series A-1 Preferred Stock then held by them, plus declared but unpaid dividends on each such share (the “Series A Liquidation Preference”). If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Original Series A Preferred Stock and Series A-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A Liquidation Preference, then the remaining Proceeds (after distributions pursuant to Sections 2(a)(i), (ii) and (iii) above) legally available for distribution to the holders of the Original Series A Preferred Stock and Series A-1 Preferred Stock shall be distributed ratably among the holders of the Original Series A Preferred Stock and Series A-1 Preferred Stock in proportion to the full amount of the Series A Liquidation Preference that each such holder is otherwise entitled to receive under this Section 2(a)(iv).

(b) Upon the completion of the distributions required by subsection B.2(a) of this Section B.2, the remaining Proceeds available for distribution to stockholders, if any, shall be distributed ratably among the holders of Preferred Stock and Common Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted into Common Stock pursuant to Section B.4 at the then effective Conversion Price.

(c) For purposes of this Section B.2, a “Liquidation Event” shall be deemed to be occasioned by, and to include: (i) the consummation of the sale, transfer or other disposition of all or substantially all of the Corporation’s assets, whether pursuant to a single transaction or a series of related transactions, (ii) the consummation of the merger or consolidation of the Corporation (or any subsidiary or subsidiaries of this Corporation the assets of which constitute all or substantially all the assets of the business of this Corporation and its subsidiaries taken as a whole) with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of the Corporation or the surviving or acquiring entity, in approximately the same proportion, vis a vis each other, as before such transaction), (iii) a liquidation, dissolution or winding up of the Corporation, or (iv) an exclusive license of all or substantially all of this Corporation’s intellectual property (or the intellectual property held by subsidiaries of this Corporation if such intellectual property, in the aggregate, constitutes all or substantially all of the intellectual property of this Corporation and its subsidiaries, taken as a whole), except to this Corporation or a wholly-owned subsidiary of this Corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of incorporation of the Corporation or to reorganize the Corporation via creation of a holding company that will be owned in substantially the same proportions by the stockholders of the Corporation immediately prior to such transaction, and provided, further, the sale of shares of Preferred Stock in a financing transaction shall not be deemed a “Liquidation Event.” The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of at least 66-2/3% of the Preferred Stock (which shall not include the vote or written consent of the holders of Series A-1 Preferred Stock or Series B-1 Preferred Stock), then outstanding voting as a single class on an as-converted-to Common Stock basis determined using the applicable initial Conversion Prices (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Preferred Stock) (the “Preferred Supermajority”).

(d) In any Liquidation Event, if Proceeds received by this Corporation or its stockholders are other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by B.2(d)(ii) below:

(A) If traded on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of this Corporation.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in B.2(d)(i) B.2(d)(i)(A), B.2(d)(i)(B) or B.2(d)(i)(C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of this Corporation.

(e) In the event the requirements of this Section B.2 are not complied with, this Corporation shall forthwith either:

(i) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section B.2 have been complied with; or

(ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section B.2(f) hereof.

(f) This Corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section B.2, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that such notice requirement may be waived and/or such notice periods may be shortened upon the affirmative vote or written consent of the Preferred Majority.

(g) In the event of a Liquidation Event pursuant to Section B.2 hereof, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies (including, but not limited to, earn-outs payable to the stockholders generally (and, for clarity, not including any earn-out payable to an individual employee in his or her capacity as an employee (and not with respect to any stock held by such employee) in conjunction with employment arrangements), the agreement for such Liquidation Event shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections B.2(a) and B.2(b) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (ii) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections B.2(a) and B.2(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3. Redemption. The Preferred Stock shall not be redeemable.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Preferred Stock Conversion Rate” then in effect (determined as provided in Section 4(a)(ii)) by the number of shares of Preferred Stock being converted.

(ii) The conversion rate in effect at any time for conversion of the Preferred Stock (the “Preferred Stock Conversion Rate”) shall be (i) for the Series A-2 Preferred Stock, the quotient obtained by dividing the Series A Original Issue Price by the “Series A-2 Preferred Stock Conversion Price” calculated as provided in Section 4(a)(iii) below, (ii) for the Original Series A Preferred Stock, the quotient obtained by dividing the Series A Original Issue Price by the “Original Series A Preferred Stock Conversion Price” calculated as provided in Section 4(a)(iii) below, (iii) for the Series A-1 Preferred Stock, the quotient obtained by dividing the Series A Original Issue Price by the “Series A-1 Preferred Stock Conversion Price” calculated as provided in Section 4(a)(iii) below, (iv) for the Series B-2 Preferred Stock, the quotient obtained by dividing the Series B Original Issue Price by the “Series B-2 Preferred Stock Conversion Price” calculated as provided in Section 4(a)(iii) below, (v) for the Original Series B Preferred Stock, the quotient obtained by dividing the Series B Original Issue Price by the “Original Series B Preferred Stock Conversion Price” calculated as provided in Section 4(a)(iii) below, and (vi) for the Series B-1 Preferred Stock, the quotient obtained by dividing the Series B Original Issue Price by the “Series B-1 Preferred Stock Conversion Price” calculated as provided in Section 4(a)(iii) below.

(iii) The “Series A-2 Preferred Stock Conversion Price” shall initially be the Series A Original Issue Price, the “Original Series A Preferred Stock Conversion Price” shall initially be the Series A Original Issue Price, the “Series A-1 Preferred Stock Conversion Price” shall initially be the Series A Original Issue Price, the “Series B-2 Preferred Stock Conversion Price” shall initially be the Series B Original Issue Price, the “Original Series B Preferred Stock Conversion Price” shall initially be the Series B Original Issue Price, and the “Series B-1 Preferred Stock Conversion Price” shall initially be the Series B Original Issue Price. All references to any “Conversion Price” herein shall mean the Series A-2 Preferred Stock Conversion Price, the Original Series A Preferred Stock Conversion Price, the Series A-1 Preferred Stock Conversion Price, the Series B-2 Preferred Stock Conversion Price, the Original Series B Preferred Stock Conversion Price, and the Series B-1 Preferred Stock Conversion Price, as applicable. Such initial Conversion Prices shall be adjusted from time to time in accordance with this Section 4. Unless otherwise set forth, all references to any Conversion Price herein shall mean such Conversion Price as so adjusted as set forth in Section B.4(d).

(b) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock based on the applicable Conversion Price at the time in effect (except as set forth in Section B.4(b)(ii) below) upon the earlier of (A) immediately prior to the Corporation’s closing, and conditioned upon such closing, of the sale of Common Stock in an underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”) at a public offering price of not less than $7.3097 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Common Stock) and yielding net proceeds (after discounts and commissions) to the Corporation of at least $150 million (a “Qualified Public Offering”), or (B) on the date specified by affirmative vote at a meeting or by written consent, as provided by law, from the Preferred Supermajority.

(ii) In the event that the Preferred Supermajority enacts a conversion of the Series A Preferred Stock pursuant to Section 4(b)(i)(B) in conjunction with the consummation of an initial public offering of the Common Stock in which the public offering price per share of the Common Stock (the “IPO Per Share Price”) is less than 71.4286% of the then effective per share Series A-2 Liquidation Preference (the “Adjusted Series A-2 Preference Amount”), then the number of shares of Common Stock issuable with respect to each share of Series A Preferred Stock shall be equal to the greater of (A) the quotient obtained by dividing (x) the Adjusted Series A-2 Preference Amount by (y) the IPO Per Share Price, or (B) the quotient obtained by dividing the Series A Original Issue Price by the applicable Conversion Price for such series of the Series A Preferred Stock, each as in effect on the date of effective conversion pursuant to Section B.4(c) (rounded to the nearest whole cent with one-half cent rounded up), and giving effect to any Conversion Price adjustment pursuant to Section B.4(d)(i) or (ii), as the case may be, that is triggered by such public offering, rounded to the nearest whole share with one-half share rounded up.

(iii) In the event of an automatic conversion pursuant to Section B.4(b)(i) in conjunction with the consummation of an initial public offering of the Common Stock in which the IPO Per Share Price is less than the Series B Original Issue Price (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like applicable to such shares after the date hereof), then the applicable Conversion Price for such series of Series B Preferred Stock for purposes of the approved conversion shall be the IPO Per Share Price, rounded to the nearest whole cent with one-half cent rounded up.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, (i) such holder shall give written notice (in a form reasonably acceptable to the Corporation) to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the shares of Common Stock are to be held and the certificate or certificates for such to be issued, if certificated and (ii) if such stock is certificated, concurrent with providing notice pursuant to Section 4(c)(i), such holder shall surrender the certificate or certificates therefor, duly endorsed (or a lost stock affidavit therefor in a form reasonably acceptable to the Corporation), at the office of this Corporation or of any transfer agent for the Preferred Stock. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, evidence of conversion, including the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of receipt of the written notice pursuant to Section 4(c)(i), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is a conversion of Preferred Stock in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which such conversion shall not be deemed to have occurred until immediately prior to the closing of such sale of securities; provided, however, this sentence shall not apply to any shares of Preferred Stock that will automatically convert in connection with an offering pursuant to Section B.4(b)(i). If the conversion is in connection with the automatic conversion provisions of Section 4(b)(i)(B), such conversion shall be deemed to have been made on the conversion date described in the required stockholder vote or consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Prices of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) On or after the date upon which this Restated Certificate is filed with and accepted by the Secretary of State of Delaware (the “Filing Date”), (A) solely with respect to shares of Series A-2 Preferred Stock, if this Corporation shall issue any Additional Stock (as defined below) for consideration per share less than 71.4286% of the Series A Original Issue Price in effect immediately prior to the issuance of such Additional Stock (a “Senior Series A Adjustment Event”), the Series A-2 Preferred Stock Conversion Price for each share of Series A-2 Preferred Stock shall forthwith be adjusted to equal the per share price of the Additional Stock issued in the Senior Series A Adjustment Event; (B) solely with respect to shares of Original Series A Preferred Stock, if this Corporation shall issue any Additional Stock for consideration per share less than 71.4286% of the Series A Original Issue Price in effect immediately prior to a Senior Series A Adjustment Event, the Original Series A Preferred Stock Conversion Price for each share Original Series A Preferred Stock each forthwith be adjusted to equal the per share price of the Additional Stock issued in the Senior Series A Adjustment Event; (C) solely with respect to shares of Series B-2 Preferred Stock, other than in conjunction with an initial public offering (the effect of which is addressed in Section B.4(b)(iii)), if this Corporation shall issue any Additional Stock for consideration per share less than the Series B-2 Preferred Stock Conversion Price in effect immediately prior to the issuance of such Additional Stock (a “Senior Series B Adjustment Event”), the Series B-2 Preferred Stock Conversion Price for each share of Series B-2 Preferred Stock shall forthwith be adjusted to the per share price of the Additional Stock issued in the Senior Series B Adjustment Event; and (D) solely with respect to shares of Original Series B Preferred Stock, other than in conjunction with an initial public offering (the effect of which is addressed in Section B.4(b)(iii)), if this Corporation shall issue any Additional Stock for consideration per share less than the Original Series B Preferred Stock Conversion Price in effect immediately prior to a Senior Series B Adjustment Event, the Original Series B Preferred Stock Conversion Price for each share of Original Series B Preferred Stock shall forthwith be adjusted to the per share price of the Additional Stock issued in the Senior Series B Adjustment Event.

(ii) On or after the Filing Date, (A) solely with respect to shares of Series A-1 Preferred Stock, if this Corporation shall issue any Additional Stock for consideration per share less than 71.4286% of the Series A Original Issue Price in effect immediately prior to the issuance of such Additional Stock, the Series A-1 Preferred Stock Conversion Price for each share of Series A-1 Preferred Stock shall be reduced, concurrently with such issue, to a price determined in accordance with the formula set forth immediately below; and (B) solely with respect to shares of Series B-1 Preferred Stock, if this Corporation shall issue any Additional Stock for consideration per share less than the Series B Conversion Price in effect immediately prior to the issuance of such Additional Stock the Series B-1 Preferred Stock Conversion Price for each share of Series B-1 Preferred Stock shall be reduced, concurrently with such issue, to a price determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(A) “CP2” shall mean the applicable Conversion Price in effect immediately after such issue of Additional Stock

(B) “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Stock;

(C) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or any Convertible Securities (as defined below) (each, an “Option”), outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue. For purposes of this subsection (C), “Convertible Securities” means evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options);

(D) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(E) “C” shall mean the number of such Additional Stock issued in such transaction.

(iii) For purposes of this Section 4, the consideration received by the Corporation for the issue of any Additional Stock shall be computed as follows:

(A) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(B) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined by the Board of Directors in good faith irrespective of any accounting treatment.

(C) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefore:

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(d)(iii)(A) and 4(d)(iii)(B)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(d)(iii)(A) and 4(d)(iii)(B)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(iii)(C)(1) and B.4(d)(iii)(C)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(iii)(C)(3) or B.4(d)(iii)(C)(3).

(6) In the event that the number of shares of Additional Stock or the aggregate consideration received by this Corporation in connection with the issuance of any shares of Additional Stock cannot be ascertained at the time of issuance, such Additional Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the aggregate consideration, as applicable, ascertainable.

(iv) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(iii)(C)) by this Corporation after the Filing Date other than:

(A) Common Stock issued or issuable pursuant to a transaction described in Section 4(d)(v) hereof;

(B) Common Stock issued or issuable to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by this Corporation’s Board of Directors;

(C) Common Stock issued pursuant to a Qualified Public Offering;

(D) Common Stock issued or issuable pursuant to the conversion or exercise of convertible or exercisable securities, including options, warrants or other similar rights, outstanding on the Filing Date or issued or issuable pursuant to contractual agreements approved by the Board of Directors on or prior to the Filing Date;

(E) Common Stock issued or issuable upon conversion of the Preferred Stock;

(F) Common Stock issued in connection with a bona fide business acquisition of or by this Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise (a “Bona Fide Acquisition”); which issuance and transaction is approved by this Corporation’s Board of Directors and by the stockholders that have the right to approve such matters;

(G) Common Stock issued or deemed issued pursuant to Section 4(d)(iii)(C) as a result of a decrease in the Conversion Prices of the Preferred Stock; and

(H) Common Stock issued or issuable pursuant to any real estate transaction, equipment lease financing or bank or similar credit or debt arrangement, provided such issuance and transaction is entered into for primarily non-equity financing purposes and is approved by this Corporation’s Board of Directors and, if applicable, by the stockholders that have the right to approve such matters.

(v) In the event this Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock, as applicable, issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Prices shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(iii)(C).

(vi) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Prices shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of each series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(e) Special Conversion of Original Preferred Stock Regarding Investment.

(i) Definitions. For purposes of this Restated Certificate, the following definitions apply:

(A) “Investment Date” means November 14, 2016.

(B) “Investor” means a member of the Investor Group (as such term is defined in the Purchase Agreement).

(C) “Loan” means at least $5,000,000 that an Investor commits to purchase pursuant to the Purchase Agreement subsequent to the Investment Date.

(D) “Full Purchase Amount” with respect to an Investor shall mean the full amount of the Loan funded by such Investor under the Purchase Agreement, including all installments due upon the satisfaction or waiver of the conditions set forth in the Purchase Agreement.

(E) “Purchase Agreement” means that certain Amended and Restated Secured Convertible Note Purchase Agreement, by and among the Corporation and the parties signatory thereto, as may be amended from time to time.

(ii) Special Optional Conversion. In the event that an Investor funds its Full Purchase Amount pursuant to the Purchase Agreement, each share of Original Series A Preferred Stock and Original Series B Preferred Stock shall be convertible, at the option of such Investor, at any time after the Investment Date, at the office of this Corporation or any transfer agent for such stock, into one share of Series A-2 Preferred Stock and Series B-2 Preferred Stock, respectively (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) pursuant to the procedures set forth in Section 4(c) of this Restated Certificate.

(iii) Special Automatic Conversion. In the event that an Investor fails to fund any portion of its Full Purchase Amount on or before October 6, 2017, each share of Original Series A Preferred Stock and Original Series B Preferred Stock held by such Investor shall automatically be converted into one share of Series A-1 Preferred Stock and Series B-1 Preferred Stock, respectively (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) pursuant to the procedures set forth in Section 4(c) of this Restated Certificate.

(f) Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(v), then, in each such case for the purpose of this Section B.4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution (without regard to any restrictions on conversion that might otherwise apply).

(g) Recapitalizations; Reorganizations.

(i) If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 hereof), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization (without regard to any restrictions on conversion that might otherwise apply). In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(ii) If this Corporation consummates a Liquidation Event as defined in Section 2(c)(ii) in which the Corporation is not the surviving entity and without regard to the proportional voting power of holders of capital stock of the Corporation immediately prior and after such transaction, in the event that the aggregate consideration to be received by or distributable to the Corporation’s stockholders in conjunction with such Liquidation Event (including amounts placed in escrow) (the “Event Consideration”) constitutes an implied value per share of Common Stock (calculated on an as converted basis using the Conversion Prices in effect prior to the application of the adjustments contemplated by this Section(g)(ii)) (the “Per Share Consideration”), (A) less than the Series B Original Issue Price in effect immediately prior to the consummation of such Liquidation Event, the applicable Conversion Price for each share of Series B Preferred Stock shall forthwith be adjusted to equal the Per Share Consideration price, and (B) less than the Series A Original Issue Price in effect immediately prior to the consummation of such Liquidation Event, the applicable Conversion Price for each share of Series A Preferred Stock shall forthwith be adjusted to equal the Per Share Consideration price (either or both, as applicable, the “Preferred Liquidation Adjustment”), in each case such that the actual allocation of the Event Consideration shall reflect any and all applicable Preferred Liquidation Adjustment(s).

(h) No Fractional Shares; Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock and the aggregate number of shares of stock to be issued to particular stockholders shall be rounded down to the nearest whole share or, in the Board of Directors’ discretion, the Corporation shall either (i) pay in cash the fair market value of any fractional shares (rounded to the nearest whole cent with one-half cent rounded up) as of the time when entitlement to receive such fractions is determined or (ii) provide scrip for such fractional shares, in each case upon tender of required documentation by such stockholders. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii) Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section B.4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock subject to such Conversion Price adjustment a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(i) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price pursuant to Section 4(d)(i) may be waived, either prospectively in a particular instance or retroactively either generally or in a particular instance, (i) as to the Series A-2 Preferred Stock Conversion Price for the Series A-2 Preferred Stock, by the written consent or vote of the holders of a majority of the outstanding shares of the Series A-2 Preferred Stock, (ii) as to the Original Series A Preferred Stock Conversion Price for the Original Series A Preferred Stock, by the written consent or vote of the holders of a majority of the outstanding shares of the Original Series A Preferred Stock, (iii) as to the Series B-2 Preferred Stock Conversion Price for the Series B-2 Preferred Stock, by the written consent or vote of the holders of a majority of the outstanding shares of the Series B-2 Preferred Stock, and (iv) as to the Original Series B Preferred Stock Conversion Price for the Original Series B Preferred Stock, by the written consent or vote of the holders of a majority of the outstanding shares of the Original Series B Preferred Stock, in each case such holders determined as of the record date for approval of the Senior Series A Adjustment Event or Senior Series B Adjustment Event (as applicable), or if there is no record date, the date of such approval. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price pursuant to Section 4(d)(ii) may be waived, either prospectively in a particular instance or retroactively either generally or in a particular instance, (i) as to the Series A-1 Preferred Stock Conversion Price for the Series A-1 Preferred Stock, by the written consent or vote of the holders of a majority of the outstanding shares of the Series A-1 Preferred Stock and (ii) as to the Series B-1 Preferred Stock Conversion Price for the Series B-1 Preferred Stock, by the written consent or vote of the holders of a majority of the holders of the outstanding shares of the Series B-1 Preferred Stock, in each case such holders determined as of the date of such approval. Any such waiver effected pursuant to the foregoing shall bind all future holders of shares of the applicable series of Preferred Stock.

(j) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution. The holders of the outstanding Preferred Stock may waive this requirement upon the affirmative vote or written consent of the holders of at least a Preferred Majority.

(k) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of convertible or exchangeable securities, including the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of such convertible or exchangeable securities, including the Preferred Stock (disregarding for this purpose any limitations on conversion and assuming full conversion into Common Stock); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of such convertible or exchangeable securities, including the Preferred Stock (disregarding for this purpose any limitations on conversion and assuming full conversion into Common Stock), in addition to such other remedies as shall be available to the holder of such convertible or exchangeable securities, including the Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(l) Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to this Section 4, the shares so converted shall be cancelled and shall not be issuable by this Corporation.

(m) Notices. Any notice required by the provisions of this Section B.4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation or sent to such holder’s electronic mail address of record on the books of this Corporation provided that such holder has consented to and not revoked the use of such means of transmission for such notice and that this Corporation has determined in good faith that such electronic mail address is valid.

5. Voting Rights.

(a) General Voting Rights. Each share of Preferred Stock shall have the right to one (1) vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and except as provided in Section B.5(b) with respect to the election of directors by the separate class and series votes of the holders of Common Stock and Preferred Stock, and as otherwise required by applicable law, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock, or where otherwise required by applicable law, Common Stock and/or Preferred Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for the Election of Directors.

(i) The holders of the shares of Series A-2 Preferred Stock and Original Series A Preferred Stock, voting together as a single class, shall be entitled to elect one (1) director of this Corporation at any election of directors, and to remove from office such director, consistent with any agreements relating to such election, and to fill any vacancy caused by the resignation, death, or removal of such director (the “Series A Director”). The holders of the shares of Series B-2 Preferred Stock and Original Series B Preferred Stock, voting together as a single class, shall be entitled to together elect one (1) director of this Corporation at any election of directors, and to remove from office such director, consistent with any agreements relating to such election, and to fill any vacancy caused by the resignation, death, or removal of such director (the “Series B Director”). The holders of the shares of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and with the Preferred Stock voting on an as-converted basis using then-effective Conversion Prices) shall be entitled to elect any remaining directors of this Corporation.

(ii) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors in the Corporation’s bylaws, as amended from time to time, or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs with respect to the Series A Director, consistent with any agreements relating to such election, the holders of the Series A-2 Preferred Stock and Original Series A Preferred Stock may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares of Series A-2 Preferred Stock and Original Series A Preferred Stock to elect such designee at a meeting of stockholders in which all holders of Series A-2 Preferred Stock and Original Series A Preferred Stock are present and voted; provided, further, that where such vacancy occurs with respect to the Series B Director, consistent with any agreements relating to such election, the holders of the Series B-2 Preferred Stock and Original Series B Preferred Stock may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares of Series B-2 Preferred Stock and Original Series B Preferred Stock to elect such designee at a meeting of stockholders in which all holders of Series B-2 Preferred Stock and Original Series B Preferred Stock are present and voted. Subject to Section B.5(b)(iv), any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series of stock entitled to elect such director shall constitute a quorum for the purpose of electing such director

(iii) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, Section 2115 of the CCC purports to apply to the Corporation. During such time or times that Section 2115(b) of the CCC purports to apply to the Corporation, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(iv) During such time or times that Section 2115(b) of the CCC purports to apply to the Corporation, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board of Directors is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

6. Protective Provisions.

(a) In addition to any other vote or consent required herein or by law, for so long as not less than twenty-five percent (25%) of the authorized number of shares of Series A-2 Preferred Stock and Original Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date) remain outstanding, the vote or written consent of a majority of the then outstanding shares of Series A-2 Preferred Stock and Original Series A Preferred Stock, voting together as a single class, shall be necessary for effecting or validating (by amendment, merger, consolidation or otherwise) the following:

(i) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any shares of Series A Preferred Stock;

(ii) amend, alter, change, waive or repeal the rights, preferences or privileges of the Series A Preferred Stock;

(iii) authorize or consummate any Liquidation Event resulting in an implied value of less than $6.85 per share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Common Stock); and

(iv) enter into any agreement to take any of the foregoing actions.

(b) In addition to any other vote or consent required herein or by law, for so long as not less than twenty-five percent (25%) of the authorized number of shares of Series B-2 Preferred Stock and Original Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date) remain outstanding, the vote or written consent of a majority of the then outstanding shares of Series B-2 Preferred Stock and Original Series B Preferred Stock, voting together as a single class, shall be necessary for effecting or validating (by amendment, merger, consolidation or otherwise) the following:

(i) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any shares of Series B Preferred Stock;

(ii) amend, alter, change, waive or repeal the rights, preferences or privileges of the Series B Preferred Stock;

(iii) authorize or consummate any Liquidation Event resulting in an implied value of less than $14,619,42 per share of Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Common Stock); and

(iv) enter into any agreement to take any of the foregoing actions.

(c) In addition to any other vote or consent required herein or by law, for so long as not less than twenty-five percent (25%) of the authorized number of shares of Preferred Stock (but not shares of Series B-1 Preferred Stock or Series A-1 Preferred Stock) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date) remain outstanding, the vote or written consent of the Preferred Supermajority shall be necessary for effecting or validating (by amendment, merger, consolidation or otherwise) the following:

(i) increase or decrease (other than by conversion) the total number of authorized shares of Preferred Stock;

(ii) create, authorize or issue, or obligate itself to issue (by reclassification or otherwise) any equity security (including any other security convertible into or exercisable for any such equity security) having rights preferences or privileges senior to, or on a parity with, any series of Preferred Stock with respect to dividends, liquidation, redemption or voting;

(iii) declare, pay or set aside any dividends or distributions on any class of stock;

(iv) amend, alter or repeal this Restated Certificate or this Corporation’s Bylaws so as to affect adversely the rights, preferences or privileges of Preferred Stock or to increase or decrease the minimum and maximum number of directors allowed by the Bylaws;

(v) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares at cost, such as upon the termination of employment or pursuant to a right of first refusal, limited to up to $100,000 in the aggregate in any consecutive 12 month period;

(vi) enter into any transaction with any officer, director, employee or other affiliate of this Corporation, or any affiliate of the foregoing, other than (w) in the ordinary course of business on terms no more favorable than would be had in an arms length transaction, which terms are approved by the independent directors of the Board of Directors (but excluding any transaction with a holder that, together with its affiliates, owns 10% or more of the Corporation’s outstanding capital stock), (x) extensions of current intercompany debt (including debt with Strathspey Crown Holdings, LLC) in accordance with the terms and conditions of such debt as of the date hereof, or as amended with the prior approval of the independent directors of the Board of Directors, (y) the receipt of funding from Strathspey Crown Holdings, LLC on terms approved by the Board of Directors after consideration and discussion of all other sources of funding then available to the Corporation, and (z) business acquisitions, approved by the Board of Directors, pursuant to which this Corporation issues purchase indebtedness (including security rights to acquired technology or intellectual property), assumed target indebtedness and/or issues shares of Common Stock to Strathspey Crown Holdings, LLC, in connection with the contribution of acquired assets and/or equity at the then fair market value of the Common Stock, but in no event less than $7.3097 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Common Stock), subject to approval of the independent directors of the Corporation’s Board of Directors, including the director appointed by the holders of the Series B-2 Preferred Stock and Original Series B Preferred Stock;

(vii) authorize or effect any reclassification or other change of any capital stock, or any recapitalization of this Corporation (excluding stock splits);

(viii) increase or decrease the minimum or maximum authorized size of the Board of Directors stated in this Corporation’s Bylaws;

(ix) enter into any off-balance sheet financing arrangements or use any of this Corporation’s assets as collateral, whether to secure debt obligations, obligations to senior securities or otherwise, other than (x) debt incurred in connection with acquisitions where such debt is collateralized by the assets or equity acquired, and (y) for trade payables, inventory or equipment leases arising in the ordinary course of business;

(x) create or hold capital stock in any subsidiary that is not either a majority-owned subsidiary or, if minority-owned, a subsidiary owned in conjunction with Strathspey Crown Holdings, LLC, or dispose of any subsidiary stock or all or substantially all of any subsidiary assets, except pursuant to call or put rights provided for at the time of acquisition of such subsidiary or assets; and

(xi) enter into any agreement to take any of the foregoing actions.

C. [Reserved]

D. Rights of Common Stock. The powers, rights, qualifications, limitations and restrictions granted to or imposed on the shares of the Common Stock are as follows:

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Restated Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Restated Certificate or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Restated Certificate) the affirmative vote of the holders of shares of Preferred Stock and Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

V.

In furtherance and not in limitation of the powers conferred by statute, the Corporation’s Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

VI.

The total number of directors shall be determined in the manner provided in the Bylaws of the Corporation.

VII.

The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

VIII.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

IX.

A. To the fullest extent permitted by the General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. To the fullest extent permitted by law, the Corporation shall indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Restated Certificate inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

D. The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

* * *

IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation has been signed on behalf of the Corporation by its duly authorized officer effective this 19th day of April, 2017.

ALPHAEON CORPORATION

/s/ Murthy Simhambhatla
Chief Executive Officer and President